EXHIBIT 12.1

Peter Berkman

Peter Berkman Attorney PLLC

Fl Bar No. 110330 18865 SR 54 #110

Lutz, FL 33558

Phone: 813.600.2971

Mobile: 813.447.7737

Facsimile: 888.413.0890

Email:peter@peterberkmanlaw.com

Website: www.peterberkmanlaw.com

May 21, 2020

Beyond Wellness International, Inc.

303 East 4th Street,

Los Angeles, CA 90013

Re: Offering Circular on Form 1-A/A, Amendment No. 2

To The Board of Directors:

On the date hereof, Beyond Wellness International, Inc., a Nevada corporation (the "Company"), intends to transmit to the Securities and Exchange Commission (the "Commission") an Offering Circular on Form 1-A/A (the "Offering Circular"), relating to 6,000,000 shares of the Company's common stock, $ .0001 par value per share (the "Common Stock”), 6,000,000 Series B Common Stock Purchase Warrants, and 6,000,000 shares of the Company’s Common Stock issuable upon conversion of the Series B Common Stock Purchase Warrants. We consent to the inclusion of this opinion is an exhibit to the Offering Circular.

We have at times acted as counsel to the Company with respect to certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offering as contemplated by the Offering Circular.

In connection with this opinion, we have examined and are familiar with originals or copies, certified, or otherwise identified to our satisfaction, of the Offering Circular, the Certificate of Incorporation and Bylaws of the Company, the records of corporate proceedings of the Company and such other statutes, certificates, instruments and such other documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

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In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others and have not independently verified the matters stated therein. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that the of 6,000,000 shares of the Company's common stock offered herein, and the 6,000,000 shares of Common Stock issuable upon the exercise of the 6,000,000 Series B Common Stock Purchase Warrants will, when issued, be validly issued, fully paid and nonassessable. The Warrants are a binding obligation of the Registrant pursuant to the Laws of the State of Nevada.

This opinion is limited in all respects to the laws of the United States, and the Revised Statutes of the State of Nevada (including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Offering Circular and the reference to me under the caption “Opinion Regarding Legality of Securities” in the Offering Circular. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Peter Berkman

_______________________________

PETER BERKMAN, ESQ.

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